Exhibit 10.1

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

July 16, 2012

Dear Sam,

Congratulations! We are thrilled to offer you the position of Executive Vice President, Product Development and Merchandising at Skullcandy, Inc., reporting to Jeremy Andrus, President and CEO. You will also have significant interaction with key players within the Company to support you in your new role. This position holds a critical role for the future success of the Brand and we are stoked to have you on board.

Position – Executive Vice President, Product Design and Merchandising

Critical components of success in your position will include, but are not limited to, executing the following strategic functions:

•	Understand and respond to challenges from core customer, competitive landscape and global distribution model.
•	Identify and implement a technology and product roadmap to manage commercialization of new products.
•	Identify and develop new categories for business, leading business plans and executing product launches alongside sales and marketing teams.
•	Lead development of product merchandising strategy and growth plans.
•	Work with CEO and CFO on long-term target margin and financial objectives.
•	Drive rigid calendar management and process philosophy across all teams.
•	Supervise the Category Management, Industrial Design, Product Engineering & Development, Product Art/Design, Sourcing and Quality teams.

Effective Start Date:

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You will start with the Company on a part-time basis (50%) effective Friday, September 14, 2012. During this time, you will travel to our Corporate Headquarters in Park City, UT, as you feel necessary, to engage in key personnel and organizational issues and strategies. During this time, you will receive a bi-weekly payment of $4,615.38 (gross), equivalent to $120,000.00 on an annual basis. Should you incur an average worked over 50% during this time, Skullcandy will adjust the base salary accordingly, pursuant to conversation with your manager.

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You will start with the Company on a full-time basis (100%) effective Wednesday, January 2, 2013 at our Corporate Headquarters in Park City, UT. At this time, you will receive the base salary as indicated below.

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

Base Salary: You will receive a bi-weekly payment of $9,230.77 (gross), equivalent to $240,000.00 on an annual basis effective January 1, 2012.

Bonus: You may be eligible for a discretionary year-end bonus at the Officer level based on hitting key performance and revenue metrics. The amount of your discretionary bonus, if earned, will be up to 25%-100% of your base salary, and will be based on the performance of the Company achieving its target goals as well as department and individual performance. Your 2012 bonus will be pro-rated to your effective start date of approximately September 14, 2012.

Signing Bonus: You will receive a signing bonus in the amount of $60,750.00 upon your full time start date on January 2, 2013. This amount will be added to your paycheck and will be included on your W-2, subject to taxes.

Long Term Incentive Program (LTIP): You will be granted, subject to the approval of the Company’s Board of Directors, an annual equity grant valued at $150,000.00 for 2012. For 2012, the equity grant will be in the form of Non-Qualified Stock Options and have a vesting commencement date of your start date and vest annually over a four (4) year period. You will receive the full equity grant valued at $150,000.00 and it will not be pro-rated based on your effective start date of September 14, 2012.

In following years, we expect your equity grant will be comprised solely of performance share units (PSU’s). The PSU’s will vest upon the achievement of performance metrics specified in the grant agreement at the end of three (3) years.

Additional Benefits:

•	401k: All Full-Time Employees may elect to participate in the 401k retirement plan, with 4% matching contributions by company, effective the 1st of the month following your date of hire.

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Health Care Plan: Skullcandy offers group health care through United Health Care. You will be eligible to participate in our group health care plan effective the 1st of the month following your date of hire.

•	Flex Scheduling: Flex scheduling encompasses sick, vacation, and personal time. Flex Time is approved by your manager.

•	Product Discounts: All Skullcandy employees may purchase products for a significant discount.

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Subsidized Season Pass: All Skullcandy employees are eligible to purchase a subsidized season pass to either Canyons Ski Resort or Park City Mountain Resort, in addition to ‘Powder Day’ benefits, which provides you the opportunity to ski or ride as much as possible. At Skullcandy, it’s all about the fresh POW!

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

After you agree to the terms of our offer, a New Hire packet will be emailed to you. You will be required to return all enrollment forms prior to the above mentioned benefits effective date in order to ensure you are properly enrolled in Skullcandy’s benefit plans.

If you have any questions regarding these programs, or for more information please contact our HR Coordinator Angela Grzelak, angela.grzelak@skullcandy.com.

Relocation:

1. Skullcandy will provide you with a $20,000.00 relocation allowance; this amount will be added to your paycheck and will be included on your W-2, subject to taxes. This allowance is to be used for all relocation-related expenses that are not covered in this letter.

2. Skullcandy will provide you with a full pack and move of your household goods, provided by Allied Moving Company. An Allied Moving Company consultant will contact you shortly, should you have urgent needs, please contact Dusty Whitney at 801-296-7457 or dustyw@baileysallied.com.

3. Skullcandy will provide you with a temporary housing allowance capped at $3,000.00 net per month for up to six (6) months, beginning December 1, 2012 or your official move-in date, whichever comes first. You may choose your own housing accommodations to suit your personal needs.

4. Skullcandy will reimburse you for one home finding trip for you and your spouse as well as reasonable and customary expenses including lodging, transportation and meals.

5. If your employment ends within 365 days of your effective date of transfer or hire, you will be required to reimburse Skullcandy the cost of your Relocation Benefits, prorated for the time you worked for Skullcandy at the destination location.

Some or all of the employee benefits described above are subject to the terms of plan documents. The Company reserves the right to modify or change any of its employee benefit plans and in the event of a conflict between the descriptions of the plans contained in this letter and the plan documents, the terms of the plan documents shall control.

Severance and Termination:

In the event of a Termination of your Employment other than for Cause (as defined below), death or disability, within twelve (12) months following a change of control or within three months preceding a change of control, and contingent upon your execution of a release of claims without revocation, you shall be entitled to an amount in cash equal to six (6) months of your annual base pay at the rate in effect immediately prior to the date of termination. This payment shall be subject to all relevant and necessary withholdings and/or offsets. You will be also entitled to extend coverage under any group health plan in which you and your dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as you remain eligible under COBRA.

All stock options granted to you under any equity plan shall become immediately exercisable in full in accordance with the applicable provisions of the relevant option agreement and plan upon your Termination, and such stock options that are not Incentive Stock Options under the Internal Revenue

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

Code or 1986, as amended, shall also be amended to permit you to exercise such stock options for a period of 90 days after the effective date of your termination. Notwithstanding the foregoing, if the total payments and benefits to be paid to you or for your benefit under this Agreement would cause any portion of those payments and benefits to be “parachute payments” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any successor provision, the total payments and benefits to be paid to you or for your benefit under this Agreement shall be reduced to an amount that would not cause any portion of those payments and benefits to constitute “parachute payments.”

Termination of your employment for “Cause” shall mean termination upon (a) willful and continued failure by you to perform substantially your reasonably assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Board of Directors, the Chief Executive Officer or other Office of the Company which specifically identifies the manner in which the Board of Directors or the Company believes that you have not substantially performed your duties, (b) willful engaging in illegal conduct which is materially and demonstrably injurious to the Company, (c) engaging in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, (d) conviction of a felony, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, (e) gross negligence in the performance of your duties or responsibilities (unless significantly changed without your consent, as established through written evidence), or (d) a significant violation of the Company’s material, written policies and procedures. No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, specifically based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by you in the best interests of the Company.

A Change of Control shall mean that one of the following events has taken place:

(a)	The shareholders of the Company approve one of the following:

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(b)	A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offer or after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

(c)	The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results you, or a group of persons which includes you, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

At-Will Employment

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

Conflicts and Confidential Information

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (such as confidentiality or non-compete agreements that may be in conflict with your duties at Skullcandy). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information and specified prohibited employment activities after your employment with the Company. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

To indicate your acceptance of Skullcandy’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by July 31, 2012.

We expect you to be an integral part of the Skullcandy team and look forward to the opportunity to work with you.

Sincerely,	Agreed to and accepted:
/s/ Jeremy Andrus Jeremy Andrus President and CEO Skullcandy, Inc.	Signature:	/s/ Sam Paschel
	Print Name:	Sam Paschel
	Date:	July 25, 2012